EXHIBIT 5.1

PALMER & DODGE LLP

111 Huntington Avenue At Prudential Center
Boston, MA 02199-7613

July 15, 2005

Bentley Pharmaceuticals, Inc.

Bentley Park

2 Holland Way

Exeter, New Hampshire 03833

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 4,690,828 shares of Common Stock, $.02 par value per share (the “Shares”), of Bentley Pharmaceuticals, Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2005 Equity and Incentive Plan (the “Plan”) and the Nonqualified Performance Vesting Stock Option Contracts with James R. Murphy, Michael D. Price and Robert M. Stote, each dated April 19, 1996 (the “Executive Options”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the Plan and Executive Options and the issuance and sale of the Shares thereunder. We have examined all such documents as we consider necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that, when issued and sold in accordance with the terms of the Plan or the Executive Options, as the case may be, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of our name in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ PALMER & DODGE LLP

PALMER & DODGE LLP

Main 617.239.0100  Fax 617.227.4420  www.palmerdodge.com